EXHIBIT 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Selects I.T.E.M. Medical Technologies Group to Distribute LuViva® Advanced Cervical Scan in Turkey and Select Territories

NORCROSS, GA and ANKARA, TURKEY (October 23, 2012) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it has signed a definitive agreement granting I.T.E.M. Medical Technologies Group exclusive distribution rights for LuViva® Advanced Cervical Scan in Turkey, Iraq and Azerbaijan. The agreement brings to 12 the number of territories under definitive distribution relationships in Europe, North America, Asia and Africa.

The agreement is for three years. An initial shipment of one LuViva demonstration unit was made in September, 2012 and product launch is expected upon compliance with the CE Mark, Third Edition, which is anticipated prior to year end.

“The selection of I.T.E.M. as a qualified distributor for LuViva establishes a bridge from Europe to Asia and aligns us with a highly-experienced team that has demonstrated success in introducing and selling new technologies into a rapidly developing market eager for medical innovation,” said Mark L. Faupel, Ph.D., CEO and President of Guided Therapeutics, Inc. “Due diligence is also ongoing in a number of other territories with additional agreements pending.”

Zafer Yazici, CEO and President of I.T.E.M. Medical Technologies Group, added, “Since our beginning, we have been committed to bringing advanced medical technologies to this region of the world. LuViva's innovative technology will not only complement our current gynecology product offerings, but allows us to raise the bar in women's healthcare in our region."

Each year in Turkey, about 2 million women undergo Pap test screening for cervical cancer, with as many as 200,000 receiving an abnormal Pap result. These women are then scheduled for a follow-up exam, called a colposcopy, which typically includes a painful biopsy of cervical tissue. LuViva is designed to be used before colposcopy to identify women without disease and preventing them from receiving these unnecessary biopsies. Besides the obvious reduction in patient discomfort, there will also be a significant reduction in healthcare costs. All of this is accomplished utilizing a painless test that takes less than one minute and produces a result immediately at the point of care.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About I.T.E.M. Medical Technologies Group

I.T.E.M Innovations Group is a leading medical technology consortium in Turkey. The companies within the I.T.E.M. Group include ROTA ILERI CO. LTD. and NOVATEK CO. LTD., which were established in 1990 and have successfully introduced an impressive number of innovative medical technologies to the market. I.T.E.M Innovations Group has been one of the most dynamic, fast growing and trustworthy medical companies in the region for more than 20 years.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta to develop a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241